[INRANGE Logo}

     FOR IMMEDIATE RELEASE
     ---------------------

                INRANGE TECHNOLOGIES TO BE ACQUIRED BY CNT

     LUMBERTON, NJ, APRIL 7, 2003 - Inrange Technologies Corporation (Nasdaq: INRG), today announced that its parent company, SPX Corporation (NYSE: SPW), has entered into a definitive agreement that will result in the acquisition by CNT (Nasdaq: CMNT) of all of the outstanding shares of Inrange. In a joint press release issued earlier this morning, SPX and CNT said that the all-cash transaction is valued at approximately $190 million, or $2.31 per Inrange share. SPX Corporation currently owns approximately 91% of Inrange.

     Inrange also announced that its first quarter 2003 revenues are expected to be in the range of $39 - $41 million. Ken Koch, President and CEO of Inrange, stated, "While economic conditions continued to be difficult for Inrange during the first quarter, we are enthusiastic about the announced transaction. A CNT-Inrange combination makes great strategic sense for both companies, creating one of the world's largest providers of storage networking products and solutions."

     CNT, based in Minneapolis, Minnesota, is a leading provider of high-availability enterprise connectivity and storage networking solutions.

     ABOUT INRANGE

     Inrange Technologies Corporation (Nasdaq: INRG), a worldwide leader in high-availability enterprise connectivity and storage networking solutions, provides users with the building blocks to manage and expand large, complex storage networks, simply and without geographic limitations. INRANGE'S core-to-edge-to-anywhere solutions solve the growing storage challenges facing today's IT organizations, while providing investment protection and a proven foundation for future growth. INRANGE has been providing mission-critical networking technologies for over 30 years, servicing over 2,200 customers in 90 countries. For information, visit Inrange's web site at http://www.inrange.com or call 609-518-4000.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. The words "believe," "expect," "anticipate," "estimate," "guidance," "target," and similar expressions identify forward-looking statements. Due to the risks and uncertainties of our business, including, but not limited to, those described in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" sections of our Annual Report on Form 10-K and the other reports we file from time to time with the Securities and Exchange Commission, readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of this release. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Further, we assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

INRANGE and the INRANGE logo are registered trademarks of Inrange
Technologies Corporation. All other trademarks and product names are the property of their respective owners.

INRANGE CONTACTS:

JOE CRIVELLI, DIRECTOR OF INVESTOR RELATIONS
609-518-4498; joe.crivelli@inrange.com

DALE LAFFERTY, VICE PRESIDENT, MARKETING AND ALLIANCES
609-518-4161; dale.lafferty@inrange.com